UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2016

BLOW & DRIVE INTERLOCK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-55053	46-3590850
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

137 South Robertson Boulevard, Suite 129
Beverly Hills, CA 90211
(Address of Principal Executive Offices) (Zip Code)

(877) 238-4498
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 — REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01

Entry into a Material Definitive Agreement.

On or about July 11, 2016 we entered into a definitive agreement with the Zona Seca Inc. to be their exclusive Breath Alcohol Ignition Interlock Device partner. Zona Seca offers alcohol and drug education classes in their offices in Santa Barbara, California. The mission of Zona Seca, Inc. is to help Santa Barbara, California, in the struggle to become a drug-free community. Zona Seca believes that their participation in this effort provides the community of Santa Barbara with a safer environment in which to live and accomplishes their mission by providing professional and cost-effective substance abuse counseling, intervention, and prevention services for all people in need. Zona Seca, Inc. has served over 70,000 people in its 45 years of operation. Lives have been saved and families have reunited because of this agency’s efforts. Santa Barbara and its surrounding communities continue to benefit from the dedication of the Zona Seca staff. By partnering with us, Zona Seca is continuing to reduce driving while impaired (DWI), recidivism and related arrests as well as supporting positive changes in lifestyle and protect the public’s health on roadways and highways. Zona Seca will be referring their clients to exclusively use our BDI 747/1 devices. We will be paying Zona Seca a commission on every device leased by us to a customer that they refer. There is no stock agreements, warrants, or options of any kind involved in this transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BLOW & DRIVE INTERLOCK CORPORATION

By:	/s/ Laurence Wainer
Name:	Laurence Wainer
Title:	Chief Executive Officer and Chief Financial Officer

Date: July 11, 2016